Exhibit 23.3

The Board of Directors and Stockholders
OCZ Technology Group, Inc.
6373 San Ignacio Dr.
San Jose
California 95119

Consent Of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-8 (for the registration of 4,500,000 shares of common stock) of our report dated May 1, 2009 (in respect of the fiscal year ended February 28, 2009) on the consolidated financial statements of OCZ Technology Group, Inc., which appears in the Annual Report on Form 10-K of OCZ Technology Group, Inc. for the year ended February 28, 2011.

On 1 October 2010, Horwath Clark Whitehill LLP changed its name to Crowe Clark Whitehill LLP.

Crowe Clark Whitehill LLP
London, England
October 14, 2011